Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES FORMER U.S. CONGRESSMAN ERIK PAULSEN JOINS BOARD OF DIRECTORS

St. Paul, Minn., July 25, 2019 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today announced the addition of independent board member Erik Paulsen. He replaces director Scott Bartos, who is retiring from the board after seven years of service. The CSI board continues to have seven directors, six of whom are independent.

From 2009 to 2019, Paulsen represented Minnesota’s Third Congressional District in the United States House of Representatives. During his tenure, Paulsen was a leading member on the House Ways and Means Committee, the House’s tax-writing body with broad jurisdiction over healthcare, economic and trade policy. He also served as Chairman of Congress’ Joint Economic Committee, a unique House-Senate panel tasked with working alongside the President’s Council of Economic Advisors and the Federal Reserve Board to identify and address macroeconomic trends. Paulsen was co-chair of the bipartisan House Medical Technology Caucus, as well. Prior to his service in Congress, Paulsen was a member of the Minnesota State Legislature, where he served as House Majority Leader. Paulsen has over 16 years of business experience, including working as a business analyst at Target Corporation.

“During his time as a member of the United States House of Representatives, Erik was a strong advocate for the medical technology industry, the life-saving technologies it provides to patients and the hundreds of thousands of jobs it supports,” said Scott Ward, CSI Chairman, President and Chief Executive Officer. “His leadership and experience in government affairs will be invaluable as CSI seeks to expand the number of patients it serves.”

Said Ward, “We thank Scott Bartos for his many contributions to CSI throughout the past seven years. During his tenure, over 400,000 patients benefitted from orbital atherectomy. Scott’s counsel helped shape CSI’s strategy as we transform this company from a single technology, single geography company to an innovative leader with worldwide reach.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s OAS treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. Over 450,000 of CSI’s devices have been sold to leading institutions worldwide.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla: Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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